Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow Jones, Investor Relations Service

April 23, 2009	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION REPORTS EARNINGS

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH — News) reports net income for the first quarter ended March 31, 2009 of $1.8 million, down $1.9 million from $3.7 million for the same period a year ago. The decrease was driven by a decline in the net interest margin and an increase in the provision for loan losses. These declines were partially offset by increased profitability in the mortgage segment.

Net income available to common shareholders, which deducts from net income the dividends and discount accretion on preferred stock, was $892 thousand for the quarter ended March 31, 2009. This decline represents a decrease in earnings per common share, on a diluted basis, of $.20 from $.27 to $.07. Return on average common equity for the three months ended March 31, 2009 was 2.57%, while return on average assets was .28%, compared to 6.85% and .64%, respectively, for the same period in 2008.

“While our first quarter operating results are not at the levels we’ve come to expect, they are indicative of the current economic environment across our country,” said G. William Beale, President and Chief Executive Officer of Union Bankshares Corporation. “The prolonged recession and other negative events continue to dominate the news and drive consumer behavior. As consumers returned to the safety of traditional banks, our deposit levels and investable cash balances grew. With significant slowing in loan demand and limited investment options, our net interest margin suffered as significant cash balances were invested in the overnight market at relatively low yields. Additionally, economic conditions negatively impacted the ability of some borrowers to repay their loans, forcing us to place additional loans on non-accrual and to set aside earnings to build reserves for potential loan losses. We were very pleased with the results of the mortgage segment which generated near record loan production and profitability levels for the quarter. During this quarter, we undertook some aggressive steps to help our home builder customers sell houses to qualified buyers by offering attractive low fixed rate financing packages. We remain committed to meeting the financial needs of our customers during these difficult financial times.”

On a linked quarter basis, net income of $1.8 million for the quarter ended March 31, 2009 declined $522 thousand from the fourth quarter ended December 31, 2008. The first quarter results were largely attributable to a 30 basis point decline in the net interest margin, lower service charge income and increased Federal Deposit Insurance Corporation (“FDIC”) insurance assessments. The Company also incurred costs related to the announced merger with First Market Bank, FSB, expected to be consummated by year end. Historically low interest rates helped drive increased profitability in the mortgage segment during the quarter.

As a supplement to U.S. generally accepted accounting principles (“GAAP”), the Company also uses certain alternate financial measures to review its operating performance. Diluted earnings per share on a cash basis for the quarter ended March 31, 2009 were $.15 as compared to $.29 for the same quarter a year ago and $.19 for the quarter ended December 31, 2008. Additionally, cash basis return on average tangible common equity for the quarter ended March 31, 2009 was 5.42% as compared to 10.88% in the prior year’s same quarter and 6.98% for the quarter ended December 31, 2008.

NET INTEREST INCOME

The precipitous decline in the target Federal Funds rate over the last year (from 2.25% to a range of 0% to .25%) continues to put significant pressure on the Company’s net interest margin and related net interest income. The asset sensitive positioning of the Company’s balance sheet combined with the previously mentioned interest rate declines has caused interest-earning assets to reprice faster than the Company’s interest-bearing deposits. While this positioning is expected to benefit the Company as interest rates (e.g. prime rate, Federal Funds rate) begin to rise, it will continue to negatively impact the margin in the interim.

During the quarter ended March 31, 2009, the Federal Open Market Committee (“FOMC”) maintained the target range for the Federal Funds rate at 0% to .25% and expects that the Federal Funds rate will likely remain exceptionally low for an extended period. Additionally, the FOMC also agreed to continue using liquidity and asset-purchase programs to support the functioning of financial markets and stimulate the economy.

For the three months ended March 31, 2009, net interest income, on a tax-equivalent basis, decreased $1.3 million, or 6.5%, to $18.6 million compared to the same period last year. This decrease was attributable to the decline in interest-earning asset yields outpacing the decline in costs of interest-bearing liabilities, resulting in a reduction in the net interest margin of 63 basis points, from 3.85% to 3.22%. Yields on interest-earning assets declined 130 basis points driven predominately by lower loan yields and excess liquidity at the Federal Reserve Bank yielding .25% or less. Costs of interest-bearing liabilities declined 73 basis points, principally as a result of lower costs on certificates of deposit and lower Federal Home Loan Bank (“FHLB”) advances. Average money market volumes increased $232.1 million, largely as a result of an extended money market promotion that provided participating customers a 3% yield through June 2009. This allowed the Company to reduce reliance on other borrowings by approximately $70.8 million and not to reissue brokered certificates of deposit of approximately $40 million. At March 31, 2009, the Company had no brokered certificates of deposit.

On a linked quarter basis, tax-equivalent net interest income decreased $955 thousand, or 4.9%, to $18.6 million. The tax-equivalent net interest margin declined 30 basis points to 3.22% from 3.52% over the most recent quarter. The net interest margin decline was partially attributable to a steeper decline in yields on interest-earning assets as compared to the costs of interest-bearing liabilities. Yields on interest-earning assets declined 49 basis points to 5.59% while the costs of interest-bearing liabilities declined only 13 basis points to 2.77%. The decline in loan yields is attributable to reduced loan demand, lower rates on new loans and, to a lesser extent, an increase in nonaccrual loans. Improvement in the cost of funds were principally a result of reducing costs on checking, savings and certificates of deposit. Increased volumes related to the previously referenced money market campaign allowed the Company to not reissue brokered certificates of deposit and lower reliance on FHLB advances.

On September 29, 2008, amid significant disruption and uncertainty in the financial markets, the Company borrowed $50 million in an FHLB advance at a rate of 3.52% with a maturity of September 28, 2009. Also, during the fourth quarter of 2008, the FOMC precipitously lowered the Federal Funds target from 2.0% to a range of 0% to .25%. At that time, the Company considered the FHLB advance a contingency plan against unforeseen and unprecedented market movements. The earnings spread between the advance and the corresponding short-term investment yield was negative and consequently has had an unfavorable impact on the Company’s net interest margin. Movements in interest rates subsequent to receiving the advance made prepayment cost prohibitive until it reaches maturity.

ASSET QUALITY/LOAN LOSS PROVISION

Industry concerns regarding asset quality, precipitated by subprime mortgage lending, declining real estate activity and general economic conditions, continued during the first quarter. These issues are impacting the markets in which the Company operates, mainly by slowing real estate activity and adding to the general economic uncertainty. The risk and performance of the Company’s loan portfolio is reflective of the relatively stable markets in which it operates and that we understand. While these markets have experienced slow economic activity, they remain in much better condition than the well-publicized markets in Arizona, Florida, California and other states where we do not lend and do not have loan loss exposure. The Company’s loan portfolio also does not include exposure to subprime mortgage loans.

During the quarter, the Company continued to experience deterioration in asset quality and anticipates there may be additional softening in the near-term. The Company has a significant concentration in real estate loans and has experienced reduced activity in the real estate development and housing sector. Residential acquisition and development lending and builder/construction lending have been scaled back as housing activity across our markets has declined. While this lessened activity may negatively impact delinquency and nonperforming asset levels, the collateralized nature of real estate loans serves to better protect the Company from loss.

Necessary resources are being devoted to the ongoing review of the portfolio and the workouts of problem assets to minimize any loss to the Company. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential real estate and adjust the allowance for loan losses accordingly.

Net charge-offs were $922 thousand, or 0.20% of loans on an annualized basis, for the quarter ended March 31, 2009, compared to net charge-offs of $484 thousand, or 0.11%, in the same quarter last year and $2.0 million, or 0.42%, for the quarter ended December 31, 2008. Net charge-offs in the current quarter included credit card charge-offs of $274 thousand, indirect auto loan charge-offs of $257 thousand and consumer loan charge-offs of $200 thousand. At March 31, 2009, total past due loans were $36.0 million, or 1.93% of total loans, up from .96% a year ago and 1.57% from December 31, 2008.

At March 31, 2009, nonperforming assets totaled $39.2 million, an increase of $28.4 million from a year ago and $17.6 million from December 31, 2008 and primarily related to increases in nonaccrual loans. The increases in 2009 and 2008 relate principally to loans in the real estate development and housing sector, including construction related businesses.

Nonperforming loans include residential real estate of $11.8 million, commercial real estate loans of $9.1 million, land loans of $4.6 million, commercial and industrial loans of $3.1 million and other loans totaling $2.5 million. Historically, and particularly in the current economic environment, the Company seeks to work with its customers on loan collection matters while taking appropriate actions to minimize any losses. These loans are closely monitored and evaluated for collection with appropriate loss reserves established where necessary.

Nonperforming assets also includes $8.1 million in other real estate owned. This total includes foreclosures on three acquisition and development loans totaling approximately $4.3 million, construction loans of $2.6 million, residential real estate of $410 thousand and $1.0 million in land from development of bank branch sites. Foreclosed properties have been adjusted to their fair values at the time of foreclosure and any losses have been taken as loan charge-offs against the allowance for loan losses. Other real estate owned asset valuations are also evaluated at least quarterly in accordance with FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and any necessary write down to fair value is recorded as an impairment. During the first quarter, $14 thousand was recorded as an impairment.

The provision for loan losses for the quarter ended March 31, 2009 was $3.1 million, the same as last year’s fourth quarter and nearly double from the $1.6 million for the same quarter a year ago. The increases in the provision for loan losses and the current levels in the allowance for loan losses reflect loan growth in the periods reported, specific reserves related to nonperforming loans, net charge-offs, delinquency trends and uncertainty with regard to general economic and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses. The allowance for loan losses as a percentage of the loan portfolio was 1.48% at March 31, 2009 and 1.14% and 1.36% for the periods ending March 31, 2008 and December 31, 2008, respectively.

NONINTEREST INCOME

For the three months ended March 31, 2009, noninterest income was $7.3 million, approximately unchanged from the first quarter of 2008. Current period deposit account service charges and other fees declined by $173 thousand. Also, negatively impacting current quarter noninterest income were gains from the sale of bank owned real estate and redemption proceeds from VISA Inc. common stock of $127 thousand and $198 thousand, respectively, which occurred in the prior year and were not repeated in the first quarter of 2009. These decreases were offset by $454 thousand in gains on sales of loans related to higher mortgage segment loan origination volume.

On a linked quarter basis, noninterest income increased $895 thousand, or 13.9%, to $7.3 million from $6.4 million at December 31, 2008. This increase included higher mortgage segment gains on sales of loans of $1.3 million and other operating income of $106 thousand, which were partially offset by lower deposit account service charges and other fees of $537 thousand. The service charges and fees that declined were principally overdraft and returned check charges and brokerage commissions. Excluding mortgage segment operations, noninterest income decreased approximately $405 thousand, or 9.3%, and primarily related to lower deposit account service charges and other fee income.

NONINTEREST EXPENSE

For the three months ended March 31, 2009, noninterest expense was $19.9 million, approximately unchanged from the first quarter of 2008. Salaries and benefits declined $385 thousand, principally related to lower profit sharing expense and lower executive management incentive compensation. Furniture and equipment expense declined $56 thousand. Offsetting these declines were increases in other operating expenses of $346 thousand and occupancy expenses of $89 thousand. These increases principally related to higher FDIC insurance assessment premiums of $544 thousand and two new bank branches (Staples Mill and Cosner’s Corner) opened since the same quarter of the prior year. Excluding mortgage segment operations, total noninterest expenses increased $131 thousand, or .8%, from the same quarter a year ago.

On a linked quarter basis, noninterest expense increased by $368 thousand, or 1.9%, to $19.9 million for the three months ended March 31, 2009. Salaries and benefits expenses increased $934 thousand, or 9.6%, primarily related to higher mortgage segment commissions and group insurance costs, partially offset by lower incentive compensation expenses. Other operating expense decreased by $545 thousand. These lower costs primarily related to marketing and advertising expenses of $379 thousand and continued cost control efforts partially offset by increased FDIC insurance assessment premiums. Excluding mortgage segment operations, noninterest expenses decreased $179 thousand, or 1.0%, from the prior quarter.

For the quarter ended March 31, 2009, acquisition costs associated with the previously announced merger of First Market Bank, FSB, expected to be consummated by year end, were $289 thousand and are reported as a component of “Other operating expenses” within the Company’s “Condensed Consolidated Statements of Income.” These costs were predominately legal and due diligence costs. Prior to 2009, acquisition costs were included as part of the acquisition cost and allocated to the assets acquired and liabilities assumed. Beginning in 2009, acquisition costs are expensed in the period in which the costs are incurred or service received in accordance with FAS 141(R) “Business Combinations.”

BALANCE SHEET

At March 31, 2009, total assets were $2.6 billion compared to $2.4 billion and $2.6 billion at March 31, 2008 and December 31, 2008, respectively. Net loans increased $66.1 million, or 3.7% from March 31, 2008 and were flat compared with December 31, 2008. The year-over-year increase in loan growth was spread among the consumer and commercial loan portfolios. Total cash and cash equivalents increased $104.5 million from $59.4 million at March 31, 2008. This increase represented excess liquidity from an FHLB advance plus additional funds related to proceeds from the issuance of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock (“Preferred Stock”). Deposits increased $260.2 million, or 15.0%, from a year ago primarily due to increases in money market accounts. The Company reduced brokered certificates of deposit from $40 million at March 31, 2008 to zero at March 31, 2009. Total borrowings, including repurchase agreements, decreased $76.6 million from March 31, 2008 to $315.5 million at March 31, 2009. The Company’s equity to assets ratio was 10.57% and 9.08% at March 31, 2009 and 2008, respectively.

Proceeds of $59 million related to the Company’s Preferred Stock issuance added additional capital of $10 million to bank affiliates during the fourth quarter of 2008. Since December 31, 2008, these funds have generally been invested with the Federal Reserve Bank as liquidity for anticipated lending activity, earning a nominal yield. However, on a linked quarter basis, average net loans increased $3.8 million and loans held for sale, in the Company’s mortgage segment, increased $20.6 million.

While not immune from the effects of weakening economic conditions, management remains focused on maintaining adequate levels of liquidity and capital during this challenging environment and believes its sound risk management practices in underwriting and lending will enable it to successfully weather this period of economic uncertainty.

SEGMENT INFORMATION

Mortgage Segment

For the three months ended March 31, 2009, the mortgage segment reported net income of $486 thousand, a $516 thousand improvement from the $30 thousand net loss for the same quarter in 2008. Originations increased 42.6% from the same period last year, resulting in an increase in loan revenue of $449 thousand, or 15.0%. Increased originations are principally attributable to historically low mortgage rates that have produced a surge in refinance volume. Loan related expenses, including early payoff and early payment defaults attributable to current lending conditions, totaled $90 thousand during the period, a byproduct of the current lending conditions. Total noninterest expenses decreased $136 thousand. Other operating expenses decreased $63 thousand principally because of improved internal efficiencies and lower loan losses incurred compared to the same quarter last year. Occupancy expenses decreased $45 thousand while furniture and equipment expenses declined $39 thousand, principally due to the elimination of multiple leased office locations. Salaries and benefits increased $11 thousand.

On a linked quarter basis, mortgage segment net income increased by $580 thousand from a net loss of $94 thousand in the fourth quarter of 2008 to net income of $486 thousand for the quarter ended March 31, 2009. Gains on the sale of loans increased $1.3 million, or 60.5%, while originations increased 83.6% due to lower mortgage rates, strong refinance loan volume and a stabilizing residential housing market. Loan payoff and early payment default expenses decreased $94 thousand from the prior quarter as a result of improved loan quality and more stringent underwriting guidelines. Salaries and benefits increased $591 thousand as the result of the increase in loan originations. Other operating expenses and occupancy expenses decreased $26 thousand and $17 thousand, respectively, from the prior quarter. Furniture and equipment expenses decreased $4 thousand.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (42 locations in the counties of Albemarle, Caroline, Chesterfield, Fairfax, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland, and the cities of Fredericksburg, Williamsburg, Newport News, Grafton and Charlottesville); Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster); and Rappahannock National Bank (7 locations in Washington, Front Royal, Middleburg, Warrenton and Winchester). Union Bank and Trust Company’s loan production office in Manassas was open through the first quarter of 2009 but was closed in early April 2009. Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union Bank and Trust Company also owns a non-controlling interest in Johnson Mortgage Company, LLC.

On March 14, 2008, the Company completed the previously announced merger of its affiliate Prosperity Bank & Trust Company into Union Bank and Trust Company (“Union Bank”).

On October 31, 2008, the Company completed the previously announced merger of its affiliate Bay Community Bank into Union Bank.

On March 30 2009, the Company and First Market Bank, FSB (“First Market”) announced the signing of an agreement pursuant to which First Market will merge with the Company in an all stock transaction valued at approximately $105.4 million. First Market, a privately held federally chartered savings bank with over $1.3 billion in assets, operates 39 branches throughout central Virginia with 31 locations in the greater Richmond metropolitan area. Upon completion of the transaction, expected to occur before year end, the Company will become the largest Virginia based community banking organization with approximately 97 branch locations and total assets of over $3.9 billion.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended
	03/31/09	03/31/08	12/31/08
Results of Operations
Interest and dividend income	$31,364	$34,870	$32,905
Interest expense	13,650	15,745	14,239

Net interest income	17,714	19,125	18,666
Provision for loan losses	3,130	1,600	3,077

Net interest income after provision for loan losses	14,584	17,525	15,589
Noninterest income	7,333	7,348	6,438
Noninterest expenses	19,927	19,933	19,560

Income before income taxes	1,990	4,940	2,467
Income tax expense	237	1,288	193

Net income	$1,753	$3,652	$2,274

Interest earned on loans (FTE)	$27,688	$31,389	$29,401
Interest earned on securities (FTE)	4,536	4,220	4,325
Interest earned on earning assets (FTE)	32,278	35,671	33,822
Net interest income (FTE)	18,628	19,925	19,583
Interest expense on certificates of deposit	8,434	10,267	8,860
Interest expense on interest-bearing deposits	11,105	11,735	11,202
Core deposit intangible amortization	481	486	481
Net income—community bank segment	$1,267	$3,682	$2,366
Net income (loss)—mortgage segment	486	(30)	(94)

Key Performance Ratios
Return on average assets (ROA)	0.28%	0.64%	0.37%
Return on average equity (ROE)	2.57%	6.85%	4.08%
Efficiency ratio	79.56%	75.30%	77.92%
Efficiency ratio—community bank segment	79.56%	71.96%	75.05%
Net interest margin (FTE)	3.22%	3.85%	3.52%
Yields on earning assets (FTE)	5.59%	6.89%	6.08%
Cost of interest-bearing liabilities (FTE)	2.77%	3.50%	2.90%
Noninterest expense less noninterest income / average assets	1.99%	2.19%	2.12%

Per Share Data
Earnings per common share, basic	$0.07	$0.27	$0.17
Earnings per common share, diluted	0.07	0.27	0.17
Cash dividends paid per common share	0.120	0.185	0.185
Market value per share	13.85	19.37	24.80
Book value per common share	16.08	15.94	16.03
Tangible book value per common share	11.25	10.92	11.17
Price to earnings ratio, diluted	48.79	17.84	36.67
Price to book value ratio	0.86	1.22	1.55
Weighted average common shares outstanding, basic	13,562,785	13,446,973	13,512,755
Weighted average common shares outstanding, diluted	13,602,327	13,486,060	13,626,783
Common shares outstanding at end of period	13,595,004	13,481,431	13,570,970

Financial Condition
Assets	$2,602,033	$2,362,083	$2,551,932
Loans, net of unearned income	1,867,172	1,793,816	1,874,088
Earning Assets	2,375,864	2,123,358	2,217,135
Goodwill	56,474	56,474	56,474
Core deposit intangibles, net	9,133	11,064	9,613
Deposits	1,993,006	1,732,826	1,926,999
Stockholders' equity	274,912	214,461	273,798
Tangible common equity	153,098	146,923	151,577

	Three Months Ended
	03/31/09	03/31/08	12/31/08
Averages
Assets	$2,565,918	$2,311,704	$2,468,198
Loans, net of unearned income	1,869,759	1,768,829	1,865,992
Loans held for sale	38,698	23,613	18,134
Securities	336,716	283,754	296,137
Earning assets	2,342,570	2,083,057	2,212,479
Deposits	1,948,300	1,685,033	1,858,847
Certificates of deposit	986,473	931,168	972,888
Interest-bearing deposits	1,680,320	1,418,192	1,585,641
Borrowings	319,648	390,484	369,802
Interest-bearing liabilities	1,999,968	1,808,676	1,955,443
Stockholders’ equity	276,551	214,450	221,737
Tangible common equity	154,565	146,684	147,488

Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$25,496	$19,336	$24,420
Add: Recoveries	66	79	113
Less: Charge-offs	988	563	2,114
Add: Provision for loan losses	3,130	1,600	3,077

Ending balance of allowance for loan losses	$27,704	$20,452	$25,496

Allowance for loan losses / total outstanding loans	1.48%	1.14%	1.36%
Nonperforming Assets
Nonaccrual loans	$31,039	$9,833	$14,412
Other real estate and foreclosed properties	8,145	944	7,140

Total nonperforming assets	39,184	10,777	21,552
Loans > 90 days and still accruing	7,690	1,534	3,082

Total nonperforming assets and loans > 90 days and still accruing	$46,874	$12,311	$24,634

Nonperforming assets / total outstanding loans	2.10%	0.60%	1.15%
Allowance for loan losses / nonperforming assets	70.70%	189.77%	118.30%

Other Data
Mortgage loan originations	$155,552	$109,055	$84,682
% of originations that are refinances	68.70%	52.80%	35.64%
End of period full-time employees	672	699	670
Number of full-service branches	58	58	59
Number of community banks (subsidiaries)	3	4	3
Number of full automatic transaction machines (ATM’s)	148	149	152

Alternative Performance Measures (1)
Net income	$1,753	$3,652	$2,274
Plus: Core deposit intangible amortization, net of tax	313	316	313

Cash basis operating earnings	$2,066	$3,968	$2,587

Average assets	$2,565,918	$2,311,704	$2,468,198
Less: Average goodwill	56,474	56,474	56,474
Less: Average core deposit intangibles	9,362	11,292	9,846

Average tangible assets	$2,500,082	$2,243,938	$2,401,878

Average equity	$276,551	$214,450	$221,737
Less: Average goodwill	56,474	56,474	56,474
Less: Average core deposit intangibles	9,362	11,292	9,846
Less: Average preferred equity	56,150	—	7,929

Average tangible common equity	$154,565	$146,684	$147,488

Cash basis earnings per share, diluted	$0.15	$0.29	$0.19
Cash basis return on average tangible assets	0.34%	0.71%	0.43%
Cash basis return on average tangible common equity	5.42%	10.88%	6.98%

(1)	As a supplement to accounting principles generally accepted in the United States (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	March 31, 2009	December 31, 2008	March 31, 2008
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$37,515	$144,625	$55,286
Interest-bearing deposits in other banks	123,422	903	1,325
Money market investments	129	122	232
Other interest-bearing deposits	2,598	2,598	2,598
Federal funds sold	305	289	6

Total cash and cash equivalents	163,969	148,537	59,447

Securities available for sale, at fair value	348,235	309,711	287,084

Loans held for sale	34,003	29,424	38,297

Loans, net of unearned income	1,867,172	1,874,088	1,793,816
Less allowance for loan losses	27,704	25,496	20,452

Net loans	1,839,468	1,848,592	1,773,364

Bank premises and equipment, net	79,138	77,425	75,245
Other real estate owned	8,145	7,140	944
Core deposit intangibles, net	9,133	9,613	11,064
Goodwill	56,474	56,474	56,474
Other assets	63,468	65,016	60,164

Total assets	$2,602,033	$2,551,932	$2,362,083

LIABILITIES
Noninterest-bearing demand deposits	$292,636	$274,829	$292,616
Interest-bearing deposits:
NOW accounts	200,941	201,317	229,846
Money market accounts	436,892	361,138	168,808
Savings accounts	99,126	93,559	104,071
Time deposits of $100,000 and over	477,527	452,297	447,003
Brokered certificates of deposit	—	66,709	40,000
Other time deposits	485,884	477,150	450,482

Total interest-bearing deposits	1,700,370	1,652,170	1,440,210

Total deposits	1,993,006	1,926,999	1,732,826

Securities sold under agreements to repurchase	50,205	68,282	69,502
Other short-term borrowings	65,000	55,000	197,809
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	140,000	150,000	64,500
Other liabilities	18,600	17,543	22,675

Total liabilities	2,327,121	2,278,134	2,147,622

Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock, $10.00 par value, $1,000 liquidation value, shares authorized 59,000; issued and outstanding, 59,000 shares at March 31, 2009 and December 31, 2008 and none at March 31, 2008	590	590	—
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 13,595,004 shares, 13,570,970 shares, and 13,481,431 shares, respectively	18,094	18,055	17,942
Surplus	101,874	101,719	41,409
Retained earnings	154,672	155,140	151,792
Warrant	2,808	2,808	—
Discount on preferred stock	(2,667)	(2,790)	—
Accumulated other comprehensive (loss) income	(459)	(1,724)	3,318

Total stockholders' equity	274,912	273,798	214,461

Total liabilities and stockholders' equity	$2,602,033	$2,551,932	$2,362,083

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31
	2009	2008
Interest and dividend income:
Interest and fees on loans	$27,509	$31,264
Interest on Federal funds sold	—	28
Interest on deposits in other banks	54	8
Interest on money market investments	—	1
Interest on other interest-bearing deposits	—	25
Interest and dividends on securities:
Taxable	2,436	2,289
Nontaxable	1,365	1,255

Total interest and dividend income	31,364	34,870

Interest expense:
Interest on deposits	11,105	11,735
Interest on Federal funds purchased	—	168
Interest on short-term borrowings	631	2,036
Interest on long-term borrowings	1,914	1,806

Total interest expense	13,650	15,745

Net interest income	17,714	19,125
Provision for loan losses	3,130	1,600

Net interest income after provision for loan losses	14,584	17,525

Noninterest income:
Service charges on deposit accounts	1,996	2,120
Other service charges, commissions and fees	1,419	1,468
Gains on securities transactions, net	1	23
Gains on sales of loans	3,452	2,998
Gains (losses) on sales of other real estate and bank premises, net	(19)	137
Other operating income	484	602

Total noninterest income	7,333	7,348

Noninterest expenses:
Salaries and benefits	10,675	11,060
Occupancy expenses	1,797	1,708
Furniture and equipment expenses	1,209	1,265
Other operating expenses	6,246	5,900

Total noninterest expenses	19,927	19,933

Income before income taxes	1,990	4,940
Income tax expense	237	1,288

Net income	$1,753	$3,652
Dividends paid and accumulated on preferred stock	738	—
Accretion of discount on preferred stock	123	—

Net income available to common shareholders	$892	$3,652

Earnings per share, basic	$0.07	$0.27

Earnings per share, diluted	$0.07	$0.27

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For The Three Months Ended March 31,
	2009			2008			2007
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$219,977	$2,436	4.49%	$176,736	$2,289	5.21%	$181,356	$2,332	5.21%
Tax-exempt	116,739	2,100	7.29%	107,018	1,931	7.26%	95,526	1,741	7.39%

Total securities	336,716	4,536	5.46%	283,754	4,220	5.98%	276,882	4,073	5.97%
Loans, net (2)	1,869,759	27,257	5.91%	1,768,829	31,113	7.07%	1,565,888	29,658	7.68%
Loans held for sale	38,698	431	4.52%	23,613	276	4.71%	21,642	301	5.65%
Federal funds sold	471	—	0.14%	2,944	28	3.82%	3,812	263	5.45%
Money market investments	93	—	0.00%	235	1	1.03%	266	1	2.10%
Interest-bearing deposits in other banks	94,235	54	0.23%	1,084	8	3.01%	1,136	15	5.31%
Other interest-bearing deposits	2,598	—	0.00%	2,598	25	3.83%	2,598	34	5.33%

Total earning assets	2,342,570	32,278	5.59%	2,083,057	35,671	6.89%	1,872,224	34,345	7.44%

Allowance for loan losses	(26,144)			(19,613)			(19,107)
Total non-earning assets	249,492			248,260			233,146

Total assets	$2,565,918			$2,311,704			$2,086,263

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$198,120	81	0.17%	$218,252	374	0.69%	$206,196	317	0.62%
Money market savings	400,157	2,489	2.52%	168,030	926	2.22%	161,954	917	2.30%
Regular savings	95,570	101	0.43%	100,742	168	0.67%	105,304	226	0.87%
Certificates of deposit:
$100,000 and over	469,667	4,052	3.50%	450,124	5,072	4.53%	445,286	5,407	4.92%
Under $100,000	516,806	4,382	3.44%	481,044	5,195	4.34%	452,688	4,992	4.47%

Total interest-bearing deposits	1,680,320	11,105	2.68%	1,418,192	11,735	3.33%	1,371,428	11,859	3.51%
Other borrowings	319,648	2,545	3.23%	390,484	4,011	4.13%	221,461	3,607	6.61%

Total interest-bearing liabilities	1,999,968	13,650	2.77%	1,808,676	15,746	3.50%	1,592,889	15,466	3.94%

Noninterest-bearing liabilities:
Demand deposits	267,980			266,841			275,391
Other liabilities	21,419			21,737			16,868

Total liabilities	2,289,367			2,097,254			1,885,148
Stockholders’ equity	276,551			214,450			201,115

Total liabilities and stockholders’ equity	$2,565,918			$2,311,704			$2,086,263

Net interest income		$18,628			$19,925			$18,879

Interest rate spread (3)			2.82%			3.39%			3.50%
Interest expense as a percent of average earning assets			2.36%			3.04%			3.35%
Net interest margin			3.22%			3.85%			4.09%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Nonaccrual loans are included in average loans outstanding.
(3)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.